Exhibit 99.1

STRYKER REPORTS 2014 RESULTS AND 2015 OUTLOOK

Kalamazoo, Michigan - January 27, 2015 - Stryker Corporation (NYSE:SYK) reported operating results for the fourth quarter and full year of 2014:
Fourth Quarter Highlights
Net sales grew 6.1% to $2.6 billion (8.6% constant currency)

•	Orthopaedics(1) 1.7% or 4.5% constant currency

•	MedSurg 12.1% or 14.1% constant currency

•	Neurotechnology and Spine 3.9% or 7.0% constant currency
Reported diluted net earnings per share decreased 33.7% to $0.67
Adjusted diluted net earnings per share(2) increased 11.6% to $1.44

Full Year Highlights
Net sales grew 7.3% to $9.7 billion (8.3% constant currency)

•	Orthopaedics 5.2% or 6.3% constant currency

•	MedSurg 10.8% or 11.7% constant currency

•	Neurotechnology and Spine 5.0% or 6.2% constant currency
Reported diluted net earnings per share decreased 49.0% to $1.34
Adjusted diluted net earnings per share(2) increased 5.3% to $4.73
“We delivered another strong quarter of sales growth and expect this to continue into 2015," said Kevin A. Lobo, Chairman and Chief Executive Officer. "This growth, combined with ongoing operational improvements and a strong balance sheet, position us well for the future."
Sales Analysis
Consolidated net sales of $2.6 billion and $9.7 billion increased 6.1% and 7.3% in the quarter and full year, respectively. Net sales in the quarter grew by 7.4% due to increased unit volume and changes in product mix and 3.1% as a result of acquisitions. Net sales in the quarter were negatively impacted by 2.6% due to the unfavorable impact of foreign currency exchange rates and 2.0% due to changes in price. Excluding the impact of acquisitions, net sales in the quarter increased 5.5% in constant currency.
Orthopaedics net sales of $1.1 billion increased 1.7% in the quarter, as reported, and 4.5% in constant currency. Net sales grew by 5.0% due to increased unit volume and changes in product mix and 2.8% as a result of acquisitions. Net sales were negatively impacted by 3.3% due to changes in price and 2.9% due to the unfavorable impact of foreign currency exchange rates. Excluding the impact of acquisitions, net sales increased 1.8% in constant currency.
MedSurg net sales of $1.1 billion increased 12.1% in the quarter, as reported, and 14.1% in constant currency. Net sales grew by 9.7% due to increased unit volume and changes in product mix and 4.7% as a result of acquisitions. Net sales were negatively impacted by 2.0% due to the unfavorable impact of foreign currency exchange rates and 0.3% due to changes in price. Excluding the impact of acquisitions, net sales increased 9.4% in constant currency.
Neurotechnology and Spine net sales of $454 million increased 3.9% in the quarter, as reported, and 7.0% in constant currency. Net sales grew by 8.5% due to increased unit volume and changes in product mix and 0.7% as a result of acquisitions. Net sales were negatively impacted by 3.0% due to the unfavorable impact of foreign currency exchange rates and 2.3% due to changes in price. Excluding the impact of acquisitions, net sales increased 6.3% in constant currency.
Earnings Analysis
Reported net earnings of $260 million and $515 million decreased 32.6% and 48.8% in the quarter and full year, respectively. Reported diluted net earnings per share of $0.67 and $1.34, respectively decreased 33.7% and 49.0% in the quarter and full year, respectively.
Reported net earnings include charges for the Rejuvenate, ABG II and Neptune recalls, tax impacts related to the establishment of the European regional headquarters and a planned cash repatriation, acquisition and integration related charges, additional cost of sales for inventory sold that was "stepped up" to fair value related to acquisitions, restructuring and related charges, and certain charges related to regulatory and legal matters. The effect of each of these matters on reported net earnings appears in the reconciliation of GAAP to non-GAAP measures provided below. These charges reduced the reported gross profit margin in the quarter from 66.1% to 65.9% and from 66.3% to 66.0% for the full year. These charges reduced the reported operating income margin in the quarter from 27.5% to 17.9% and from 25.0% to 12.9% for the full year.

Excluding the impact of the items described above, adjusted net earnings(3) of $552 million and $1.8 billion increased 12.0% and 5.6% in the quarter and full year, respectively. Adjusted diluted net earnings per share(2) of $1.44 and $4.73 increased 11.6% and 5.3% in the quarter and full year, respectively. As previously announced, beginning in 2014 we are also excluding amortization of intangible assets from our adjusted diluted net earnings per share(2). Using this new measure, adjusted diluted net earnings per share(2) for the fourth quarter and full year of 2013 would have been $1.29 and $4.49, respectively.
2015 Outlook
We expect 2015 constant currency sales growth in the range of 5.5% to 7.0%, including organic sales growth in the range of 4.5% to 6.0%. Based on current foreign currency exchange rates we expect adjusted diluted net earnings per share to be in the range of $1.05-$1.10 and $4.90-$5.10 in the first quarter and the full year, respectively. If foreign currency exchange rates hold near current levels, we expect sales in the first quarter and full year of 2015 to be negatively impacted by approximately 3% to 4% and adjusted diluted net earnings per share to be negatively impacted by approximately $0.08 and $0.30 in the first quarter and the full year, respectively.
(1) In December 2014 we changed the name of our Reconstructive business segment to Orthopaedics. The change in name had no financial impact.
(2) A reconciliation of reported diluted net earnings per share to adjusted diluted net earnings per share, a non-GAAP financial measure, and other important information, appears below.
(3) A reconciliation of reported net earnings to adjusted net earnings, a non-GAAP financial measure, and other important information, appears below.

Conference Call on Tuesday, January 27, 2015
As previously announced, the Company will host a conference call on Tuesday, January 27, 2015 at 4:30 p.m., Eastern Time, to discuss the Company's operating results for the quarter ended December 31, 2014 and provide an operational update.
To participate in the conference call dial (866) 436-9172 (domestic) or (630) 691-2760 (international) and be prepared to provide confirmation number 38313468 to the operator.
A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.
A recording of the call will also be available from 8:30 p.m., Eastern Time, on Tuesday, January 27, 2015, until 11:59 p.m., Eastern Time, on Tuesday, February 3, 2015. To hear this recording you may dial (888) 843-7419 (domestic) or (630) 652-3042 (international) and enter the passcode 3831 3468 #.
Forward-Looking Statements
This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions; and our ability to realize anticipated cost savings as a result of workforce reductions and other restructuring activities. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Stryker is one of the world’s leading medical technology companies and, together with our customers, we are driven to make healthcare better. The Company offers a diverse array of innovative medical technologies, including orthopaedics, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. Stryker products and services are available in over 100 countries around the world. Please contact us for more information at www.stryker.com.
For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

STRYKER CORPORATION (Unaudited - Millions of Dollars, Except Per Share Amounts) CONDENSED STATEMENTS OF EARNINGS

	Fourth Quarter			Year Ended December 31
	2014	2013	% Change	2014	2013	% Change
Net sales	$2,618	$2,468	6.1	$9,675	$9,021	7.3
Cost of sales	892	852	4.6	3,291	2,977	10.5
GROSS PROFIT	1,726	1,616	6.8	6,384	6,044	5.6
% of sales	65.9%	65.5%		66.0%	67.0%
Research, development & engineering expenses	153	139	10.1	614	536	14.6
Selling general & administrative expenses	1,059	1,011	4.7	4,336	4,114	5.4
Intangibles amortization	46	36	27.8	188	138	36.2
TOTAL OPERATING EXPENSES	1,258	1,186	6.1	5,138	4,788	7.3
OPERATING INCOME	468	430	8.8	1,246	1,256	(0.8)
% of sales	17.9%	17.4%		12.9%	13.9%
Other income (expense)	(7)	1	(800.0)	(86)	(44)	95.5
EARNINGS BEFORE INCOME TAXES	461	431	7.0	1,160	1,212	(4.3)
Income Taxes	201	45	346.7	645	206	213.1
NET EARNINGS	$260	$386	(32.6)	$515	$1,006	(48.8)
Net earnings per share
Basic	$0.68	$1.02	(33.3)	$1.36	$2.66	(48.9)
Diluted	$0.67	$1.01	(33.7)	$1.34	$2.63	(49.0)
Average shares outstanding
Basic	378.5	378.4		378.5	378.6
Diluted	383.0	382.3		382.8	382.1
CONDENSED BALANCE SHEETS

	December	December
	2014	2013
ASSETS
Cash and cash equivalents	$1,795	$1,339
Marketable securities	3,205	2,641
Accounts receivable (net)	1,572	1,518
Inventories	1,588	1,422
Other current assets	1,513	1,415
TOTAL CURRENT ASSETS	9,673	8,335
Property, plant and equipment (net)	1,098	1,081
Goodwill and other intangibles (net)	6,204	5,833
Other assets	738	494
TOTAL ASSETS	$17,713	$15,743
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$4,463	$2,657
Other liabilities	1,408	1,300
Long-term debt, excluding current maturities	3,246	2,739
Shareholders' equity	8,596	9,047
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$17,713	$15,743
CONDENSED STATEMENTS OF CASH FLOWS

	Fourth Quarter		Year Ended December 31
	2014	2013	2014	2013
OPERATING ACTIVITIES
Net earnings	$260	$386	$515	$1,006
Depreciation	50	46	190	169
Intangibles amortization	46	36	188	138
Restructuring charges	16	12	30	50
Changes in operating assets and liabilities and other, net	303	192	859	523
NET CASH PROVIDED BY OPERATING ACTIVITIES	675	672	1,782	1,886
INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(91)	(1,634)	(916)	(2,320)
Change in marketable securities, net	64	1,399	(729)	298
Purchases of property, plant and equipment	(61)	(56)	(233)	(195)
NET CASH USED IN INVESTING ACTIVITIES	(88)	(291)	(1,878)	(2,217)
FINANCING ACTIVITIES
Borrowings of debt, net	(36)	(9)	173	14
Dividends paid	(116)	(100)	(462)	(401)
Proceeds from issuance of long term debt	—	—	986	991
Repurchase and retirement of common stock	—	(65)	(100)	(317)
Other	74	21	32	13
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(78)	(153)	629	300
Effect of exchange rate changes on cash and cash equivalents	(70)	1	(77)	(25)
CHANGE IN CASH AND CASH EQUIVALENTS	$439	$229	$456	$(56)

STRYKER CORPORATION For the Fourth Quarter and Year Ended December 31 (Unaudited - Millions of Dollars) CONDENSED SALES ANALYSIS

	Fourth Quarter				Year Ended December 31
			% Change				% Change
	2014	2013	As Reported	Constant Currency	2014	2013	As Reported	Constant Currency
Geographic sales
U.S.	$1,818	$1,636	11.1	11.1	$6,558	$5,984	9.6	9.6
International	800	832	(3.8)	3.8	3,117	3,037	2.6	5.7
NET SALES	$2,618	$2,468	6.1	8.6	$9,675	$9,021	7.3	8.3
Worldwide sales
Orthopaedics	$1,110	$1,091	1.7	4.5	$4,153	$3,949	5.2	6.3
MedSurg	1,054	940	12.1	14.1	3,781	3,414	10.8	11.7
Neurotechnology and Spine	454	437	3.9	7.0	1,741	1,658	5.0	6.2
NET SALES	$2,618	$2,468	6.1	8.6	$9,675	$9,021	7.3	8.3
SUPPLEMENTAL SALES GROWTH ANALYSIS

	Fourth Quarter
			Percentage Change
					U.S.	International
	2014	2013	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Orthopaedics
Knees	$363	$371	(2.2)	—	(0.1)	(6.9)	0.3
Hips	331	341	(3.0)	0.1	4.5	(12.1)	(5.3)
Trauma and Extremities	335	307	9.2	12.9	18.7	(0.8)	6.9
Other	81	72	11.9	13.3	18.7	(14.1)	(7.3)
ORTHOPAEDICS	1,110	1,091	1.7	4.5	7.3	(6.9)	0.3

MedSurg
Instruments	393	350	12.4	14.8	16.9	1.0	9.4
Endoscopy	390	352	10.6	12.7	15.6	(1.5)	5.6
Medical	218	188	16.1	17.7	21.3	(4.4)	3.5
Sustainability	53	50	6.9	7.0	7.0	nm	nm
MEDSURG	1,054	940	12.1	14.1	16.7	(0.9)	6.8

Neurotechnology and Spine
Neurotechnology	262	240	9.2	13.0	13.3	3.3	12.6
Spine	192	197	(2.5)	(0.5)	(1.3)	(5.2)	1.4
NEUROTECHNOLOGY AND SPINE	454	437	3.9	7.0	6.2	—	8.3

	Year Ended December 31
			Percentage Change
					U.S.	International
	2014	2013	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Orthopaedics
Knees	$1,396	$1,371	1.8	2.7	4.3	(3.5)	(0.7)
Hips	1,291	1,272	1.5	2.7	6.1	(4.2)	(1.4)
Trauma and Extremities	1,230	1,116	10.2	11.4	14.8	5.1	7.7
Other	236	190	24.0	25.2	37.4	(7.6)	(3.7)
ORTHOPAEDICS	4,153	3,949	5.2	6.3	9.4	(1.1)	1.7

MedSurg
Instruments	1,424	1,269	12.2	13.1	14.8	5.7	8.8
Endoscopy	1,382	1,222	13.1	14.2	13.3	12.6	16.2
Medical	766	710	7.9	8.8	9.3	2.2	6.7
Sustainability	209	213	(1.9)	(1.9)	(1.8)	nm	nm
MEDSURG	3,781	3,414	10.8	11.7	11.7	7.9	11.5

Neurotechnology and Spine
Neurotechnology	1,001	915	9.4	10.9	11.2	6.7	10.4
Spine	740	743	(0.4)	0.3	(1.6)	2.5	5.2
NEUROTECHNOLOGY AND SPINE	1,741	1,658	5.0	6.2	5.0	5.1	8.5
nm = not meaningful

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

We supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (GAAP) with certain non-GAAP financial measures, including percentage sales growth in constant currency; percentage organic sales growth; adjusted gross profit; adjusted selling, general and administrative expenses; adjusted operating income; adjusted other income (expense); adjusted effective income tax rate; adjusted net earnings; and adjusted diluted net earnings per share. We believe that these non-GAAP measures provide meaningful information to assist shareholders in understanding our financial results and assessing our prospects for future performance. Management believes percentage sales growth in constant currency and the other adjusted measures described above are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments and analyzing potential future business trends in connection with our budget process and bases certain management incentive compensation on these non-GAAP financial measures.
To measure percentage sales growth in constant currency, we remove the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current year results at prior year average foreign currency exchange rates. To measure percentage organic sales growth, we remove the impact of changes in foreign currency exchange rates and acquisitions that affect the comparability and trend of sales. Percentage organic sales growth is calculated by translating current year results at prior year average foreign currency exchange rates excluding the impact of acquisitions. To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect the comparability of operating results and the trend of earnings.
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, gross profit, selling, general and administrative expenses, operating income, other income/(expense), effective income tax rate, net earnings and diluted net earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures at the end of the discussion of Results of Operations below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following reconciles the non-GAAP financial measures discussed above with the most directly comparable GAAP financial measures:
STRYKER CORPORATION For the Fourth Quarter and Year Ended December 31, 2014 and 2013 (Unaudited - Millions of Dollars, Except Per Share Amounts) RECONCILIATION OF ACTUAL RESULTS TO ADJUSTED RESULTS

Three Months Ended December 31, 2014	Gross Profit	Selling, General & Administrative Expenses	Intangible Amortization	Operating Income	Net Earnings	Effective Tax Rate	Diluted EPS
AS REPORTED	$1,726	$1,059	$46	$468	$260	43.6%	$0.67
Acquisition and integration related charges (a)
Inventory stepped up to fair value	3	—	—	3	—	0.4	—
Other acquisition and integration related	—	(29)	—	29	18	1.0	0.05
Amortization of intangible assets	—	—	(46)	46	34	0.3	0.09
Restructuring and related charges (b)	1	(62)	—	63	41	1.7	0.10
Rejuvenate and recall matters (c)	—	(112)	—	112	116	(6.2)	0.33
Tax matters (f)	—	—	—	—	83	(18.2)	0.20
ADJUSTED	$1,730	$856	$—	$721	$552	22.6%	$1.44

Three Months Ended December 31, 2013	Gross Profit	Selling, General & Administrative Expenses	Intangible Amortization	Operating Income	Net Earnings	Effective Tax Rate	Diluted EPS
AS REPORTED	$1,616	$1,011	$36	$430	$386	10.3%	$1.01
Acquisition and integration related charges (a)
Inventory stepped up to fair value	12	—	—	12	9	0.1	0.02
Other acquisition and integration related	—	(32)	—	32	22	0.5	0.06
Amortization of intangible assets	—	—	(36)	36	24	0.6	0.06
Restructuring and related charges (b)	2	(13)	—	15	10	0.2	0.03
Rejuvenate and recall matters (c)	—	(99)	—	99	63	3.1	0.16
Regulatory and legal matters (e)	7	(4)	—	11	10	0.2	0.03
Donations (e)	—	(25)	—	25	15	0.8	0.04
Tax matters (f)	—	—	—	—	(46)	8.4	(0.12)
ADJUSTED	$1,637	$838	$—	$660	$493	24.2%	$1.29

Year Ended December 31, 2014	Gross Profit	Selling, General & Administrative Expenses	Intangible Amortization	Operating Income	Net Earnings	Effective Tax Rate	Diluted EPS
AS REPORTED	$6,384	$4,336	$188	$1,246	$515	55.6%	$1.34
Acquisition and integration related charges (a)
Inventory stepped up to fair value	27	—	—	27	15	0.5	0.04
Other acquisition and integration related	—	(75)	—	75	50	0.7	0.13
Amortization of intangible assets	—	—	(188)	188	133	1.1	0.35
Restructuring and related charges (b)	1	(116)	—	117	78	1.1	0.20
Rejuvenate and recall matters (c)	—	(761)	—	761	628	(3.1)	1.65
Tax matters (f)	—	—	—	—	391	(33.6)	1.02
ADJUSTED	$6,412	$3,384	$—	$2,414	$1,810	22.3%	$4.73

Year Ended December 31, 2013	Gross Profit	Selling, General & Administrative Expenses	Intangible Amortization	Operating Income	Net Earnings	Effective Tax Rate	Diluted EPS
AS REPORTED	$6,044	$4,114	$138	$1,256	$1,006	17.0%	$2.63
Acquisition and integration related charges (a)
Inventory stepped up to fair value	28	—	—	28	21	0.1	0.06
Other acquisition and integration related	—	(70)	—	70	51	0.3	0.13
Amortization of intangible assets	—	—	(138)	138	98	0.4	0.26
Restructuring and related charges (b)	11	(52)	—	63	46	0.3	0.12
Rejuvenate and recall matters (c)	—	(622)	—	622	460	2.0	1.20
Regulatory and legal matters (d)	7	(62)	—	69	63	(0.6)	0.17
Donations (e)	—	(25)		25	15	0.3	0.04
Tax matters (f)	—	—		—	(46)	2.9	(0.12)
ADJUSTED	$6,090	$3,283	$—	$2,271	$1,714	22.7%	$4.49

(a)
In 2013 the Company completed the acquisition of Trauson Holdings Company Limited and MAKO Surgical Corp. In 2014 the Company completed acquisitions including Patient Safety Technologies, Inc., Pivot Medical, Inc., Berchtold Holding, AG., and Small Bone Innovations, Inc. As a result, the Company has incurred certain acquisition and integration related charges.

(b)	In both 2013 and 2014 the Company incurred certain restructuring and related charges associated with focused workforce reductions, other restructuring activities and long-lived asset impairments.
(c)
Charges represent our best estimate of the minimum of the range of probable loss to resolve the recall of Rejuvenate / ABG II modular-neck hip stems and certain matters pertaining to the recall of Neptune Waste Management System.

(d)	Charges represent our best estimate of the probable loss to resolve certain previously disclosed regulatory matters and other legal settlements.
(e)	Charges represent a donation to an educational institution.
(f)	Charges represent the tax impacts related to the establishment of the European regional headquarters, a planned cash repatriation and certain tax discrete items.